Exhibit 23.1

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 Amendment No. 1 of our report dated May 15, 2026, relating to the financial statements of Aeon Acquisition I Corp. as of December 31, 2025 and for the period from August 1, 2025 (inception) through December 31, 2025, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

May 18, 2026

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide